Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
e-mail scavanaugh@hcr-manorcare.com

Stephen Guillard Elected Chief Operating Officer
and a Director of Manor Care

TOLEDO, Ohio, December 5, 2006 – The board of directors of Manor Care, Inc. (NYSE:HCR) today elected Stephen L. Guillard executive vice president and chief operating officer, effective January 1, 2007. Mr. Guillard was also elected to the board of directors, effective immediately. He assumes the position held by M. Keith Weikel who is retiring this month from the company and the board after a distinguished 20-year career with Manor Care and a 40-year career in health care. Dr. Weikel was named director emeritus of the Manor Care board.

Since joining Manor Care in June 2005, Mr. Guillard has had responsibility for Manor Care’s $3 billion skilled nursing, assisted living and rehabilitation businesses, as well as their related clinical services teams. As COO, he will add responsibility for the company’s hospice and home care operations which exceed $500 million in annualized revenues.

“Since joining the Manor Care team, the company has benefited greatly from the leadership and positive results that have characterized Stephen’s more than 30 years of management experience in health care,” said Paul A. Ormond, Manor Care chairman, president and chief executive officer. “As chief operating officer, these leadership skills and experiences will be invaluable in positioning Manor Care with enhanced clinical capabilities and sustained growth opportunities in each of our major businesses.”

Before joining Manor Care, Mr. Guillard served as chairman and chief executive officer of Harborside Healthcare Corporation since 1988. Prior to joining Harborside, he

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Stephen Guillard Elected COO, Page 2

was chairman, chief executive officer and president of Diversified Health Services, a privately held operator and contract manager of skilled nursing, assisted living and mental health centers that he co-founded in 1982.

For a number of years, Mr. Guillard has been a leader and national advocate for the country’s elderly, with a focus on promoting quality improvements at long-term care facilities. As part of his involvement, he served four years as chairman of The Alliance for Quality Nursing Home Care, a coalition of 18 national provider organizations that care for 650,000 elderly and disabled patients annually and employ approximately 425,000 caregivers nationwide.

Mr. Guillard earned a Bachelor of Science degree in psychology from King’s College and a master’s degree in public administration with an emphasis on health care administration from The Pennsylvania State University.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care agencies. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.